For Immediate Release

CONSOLIDATED WATER CO. LTD.

REPORTS SECOND QUARTER OPERATING RESULTS

GEORGE TOWN, Grand Cayman, Cayman Islands (August 9, 2012) — Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the second quarter and first half of 2012. The Company will host an investor conference call tomorrow – Friday, August 10, 2012 — at 11:00 a.m. EDT (see details below).

Total revenues for the three months ended June 30, 2012 increased 9% to approximately $16.2 million, compared with approximately $14.8 million in the second quarter of 2011.

Retail water revenues declined 10% to approximately $5.9 million (36% of total revenues) in the most recent quarter, versus approximately $6.6 million (44% of total revenues) in the comparable prior-year quarter. This revenue decline resulted from a 17% decrease in the number of gallons sold due to abnormally high rainfall on Grand Cayman Island during the second quarter of 2012 (28 inches vs. 4 inches in prior-year quarter).

Bulk water revenues increased 31% to approximately $10.2 million (63% of total revenues) in the second quarter of 2012, compared with approximately $7.8 million (52% of total revenues) in the year-earlier quarter, reflecting a 30% increase in the number of gallons of water sold, which was primarily attributable to the expansion of the Company’s Blue Hills plant in the Bahamas during the fourth quarter of 2011 and energy cost pass-through increases to our rates due to higher energy prices.

Services revenues declined to approximately $0.1 million in the three months ended June 30, 2012, compared with approximately $0.5 million in the second quarter of 2011, reflecting the expiration of the management services contract for the Bermuda plant on June 30, 2011.

Net income attributable to CWCO stockholders increased slightly (1%) to $1,957,492, or $0.13 per diluted share, for the quarter ended June 30, 2012, compared with net income of $1,929,662, or $0.13 per diluted share, for the quarter ended June 30, 2011. Net income attributable to CWCO stockholders during the three months ended June 30, 2012 included $44,823 in earnings on the Company’s investment in OC-BVI, compared with $88,978 in the comparable 2011 period.

Consolidated gross profit rose 3% to approximately $5.4 million (33% of total revenues) in the second quarter of 2012, compared with approximately $5.3 million (35% of total revenues) in the prior-year period. Gross profit on retail revenues declined 14% to approximately $3.0 million in the most recent quarter (51% of retail revenues), compared with approximately $3.5 million (53% of retail revenues) in the quarter ended June 30, 2011. The decline in retail gross profit reflected the impact of fixed production costs on a relatively lower revenue base, which more than offset first quarter base rate increases. Gross profit on bulk revenues increased 62% to approximately $2.3 million (23% of bulk revenues) in the most recent quarter, from approximately $1.4 million (19% of bulk revenues) a year earlier. The improvement in the bulk segment’s gross profit as a percentage of bulk water revenues was due to improved economies of scale at the Company’s Bahamas operations resulting from the expansion of the Blue Hills plant. The services segment recorded a gross profit of $77,631 for the three months ended June 30, 2012, compared with a gross profit of approximately $324,980 in the second quarter of 2011. The decline in services segment gross profits in the 2012 quarter reflected the previously-noted decrease in the segment’s revenues.

General and administrative expenses increased 8% to $3,442,283 in the second quarter of 2012, versus $3,180,879 in the corresponding period of 2011, due to incremental employee costs of approximately $200,000 attributable primarily to additional management and IT personnel, approximately $112,000 in additional research and development expenses, and an increase in business development costs of approximately $119,000. These increased expenses were partially offset by a $219,000 decrease in expenses related to the project development activities of the Company’s consolidated Mexico affiliate, N.S.C. Agua, S.A. de C.V. (“NSC”).

Interest income decreased 25% to $235,460 for the quarter ended June 30, 2012, versus $314,292 in the second quarter of the previous year. Interest expense decreased 40% to $206,815 in the 2012 quarter, from $343,913 in the comparable 2011 period.

“Our second quarter results for this year were adversely impacted by very unusual weather with an extra two feet of rain falling on Grand Cayman Island when compared with the second quarter of last year,” stated Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd. “However, despite abnormally high rainfall amounts on Grand Cayman Island during the three months ended June 30, 2012 that greatly reduced our retail segment’s revenues, we were able to generate operating and net income amounts for the current quarter consistent with those of the prior-year period due to the performance of our bulk segment, which increased its revenues by 31% from last year’s second quarter. Our bulk segment revenues are derived from long-term ‘take or pay’ contracts that are not affected by weather patterns. From a longer-term perspective, our bulk segment has grown rapidly during the past five and a half years, with bulk water revenues approximately doubling from $18.3 million in 2006 to $36.1 million in the twelve months ended June 30, 2012. Assuming that rainfall patterns return to more normal levels in Grand Cayman during the balance of this year, our retail segment’s revenues and contribution to overall earnings for the second half of 2012 should also return to historical levels.”

“On August 3, 2012, we received a fully executed extension of our exclusive Cayman retail license through December 31, 2012,” continued Mr. McTaggart. “We have previously disclosed to investors that in July 2012, in an effort to resolve several issues relating to the retail license renewal negotiations, we filed an Application for Leave to Apply for Judicial Review with the Grand Court of the Cayman Islands, stating that (i) certain provisions of The Water Authority Law, 2011 and The Water (Production and Supply) Law, 2011, appear to be incompatible; (ii) the Water Authority–Cayman’s (WAC) roles as the principal license negotiator, statutory regulator and our competitor put the WAC in a position of hopeless conflict; and (iii) the WAC’s decision to replace the rate structure governed by our current exclusive license with a rate of return on invested capital model (RCAM) was pre-determined and unreasonable. Throughout the course of the retail license renewal negotiations, we have objected to the use of a RCAM on the basis that such a model would not promote the efficient operation of our water utility and could therefore ultimately result in an increase in water rates to our customers.”

“Finally, regarding our Mexico project, we renewed our rights for a strategic piece of land in Rosarito, Mexico, which is important to the success of the project. We continue to work towards the renewal of rights for another parcel of land and establishing a pilot plant operation on the site,” concluded McTaggart.

Total revenues for the six months ended June 30, 2012 increased 15% to approximately $33.0 million, compared with approximately $28.7 million in the first half of 2011.

Retail water revenues declined 4% to approximately $12.4 million (38% of total revenues) in the six months ended June 30, 2012, versus approximately $12.9 million (45% of total revenues) in the corresponding period of the previous year, reflecting an 11% decrease in the number of total gallons sold due to abnormally high rainfall on Grand Cayman Island during the second quarter of 2012, partially offset by an increase to the Company’s base rates of approximately 4% due to an upward movement in the consumer price indices used to determine such rate adjustments in the first quarter of each year.

Bulk water revenues increased 36% to approximately $20.3 million (62% of total revenues) in the first half of 2012, compared with approximately $14.9 million (52% of total revenues) in the year-earlier period, reflecting a 32% increase in the number of gallons of water sold, which was primarily attributable to the expansion of the Company’s Blue Hills plant in the Bahamas during the fourth quarter of 2011 and energy pass-through increases to our rates due to higher energy prices.

Services revenues declined to approximately $0.3 million in the six months ended June 30, 2012, compared with approximately $0.9 million in the six months ended June 30, 2011, primarily due to the expiration of the management services contract for the Bermuda plant on June 30, 2011.

Net income attributable to CWCO stockholders increased 10% to $4,300,158, or $0.29 per diluted share, for the first half of 2012, compared with net income of $3,922,672, or $0.27 per diluted share, for the first half of 2011. Net income attributable to CWCO stockholders during the six months ended June 30, 2012, included $101,761 in earnings on the Company’s investment in OC-BVI, compared with $632,472 in the comparable 2011 period.

Consolidated gross profit rose 8% to approximately $11.4 million (34% of total revenues) in the six months ended June 30, 2012, compared with approximately $10.5 million (37% of total revenues) in the prior-year period. Gross profit on retail revenues declined 7% to approximately $6.5 million in the most recent six-month period (52% of retail revenues), compared with approximately $7.0 million (54% of retail revenues) for the first half of 2011. Gross profit on bulk revenues increased 58% to approximately $4.8 million (23% of bulk revenues) in the first half of 2012, from approximately $3.0 million (20% of bulk revenues) a year earlier. The services segment recorded a gross profit of $88,335 for the six months ended June 30, 2012, compared with a gross profit of approximately $518,425 in the first six months of 2011.

General and administrative expenses were relatively unchanged at approximately $7.0 million during the six-month periods ended June 30, 2012 and June 30, 2011, respectively. A decrease of $998,000 in general and administrative expenses during the first half of 2012 related to the project development activities of the Company’s Mexico affiliate was offset by a $400,000 increase in management and IT personnel costs, approximately $168,000 in additional research and development expenses, an increase in business development costs of approximately $277,000, and small increases in various miscellaneous expense categories.

Interest income declined 32% to $450,890 for the six months ended June 30, 2012, versus $661,951 in the comparable 2011 period. Interest expense decreased 15% to $590,450 in the 2012 period, from $694,285 a year earlier.

Investor Conference Call

The Company will host a conference call at 11:00 a.m. EDT tomorrow – Friday, August 10, 2012. Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and requesting participation in the “Consolidated Water Conference Call” a few minutes before 11:00 a.m. EDT on August 10, 2012. A replay of the conference call will be available one hour after the call by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10017128, and on the Company’s website at www.cwco.com, through August 17, 2012.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands and The Commonwealth of The Bahamas.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of our products and services in the marketplace, changes in our relationships with the governments of the jurisdictions in which we operate, the manner in which the disputed issues between OC-BVI and the BVI government are resolved, the outcome of our negotiations with the Cayman government regarding a new retail license agreement, our ability to successfully secure contracts for water projects, including the project under development in Rosarito, Baja California, Mexico, our ability to develop and operate such projects profitably, and our ability to manage growth and other risks detailed in our periodic report filings with the Securities and Exchange Commission (“SEC”).

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$30,630,910	$37,624,179
Restricted cash	-	7,500,000
Marketable securities	8,548,469	8,496,372
Accounts receivable, net	11,871,031	8,537,232
Inventory	1,459,278	1,451,639
Prepaid expenses and other current assets	1,272,799	1,880,105
Current portion of loans receivable	1,831,873	1,843,600
Total current assets	55,614,360	67,333,127

Property, plant and equipment, net	62,046,304	64,185,110
Construction in progress	335,789	141,204
Inventory, non-current	4,055,545	3,861,470
Loans receivable	9,942,279	10,758,873
Investment in OC-BVI	6,342,459	6,634,598
Intangible assets, net	1,634,669	1,501,824
Goodwill	3,587,754	3,587,754
Other assets	2,664,045	2,855,471
Total assets	$146,223,204	$160,859,431

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$4,075,893	$4,617,770
Dividends payable	1,157,987	1,156,081
Current portion of long term debt	1,588,249	17,531,134
Total current liabilities	6,822,129	23,304,985
Long term debt	6,043,996	6,852,660
Other liabilities	416,658	420,430
Total liabilities	13,282,783	30,578,075
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares;
issued and outstanding 32,278 and 22,427 shares, respectively	19,367	13,456
Class A common stock, $0.60 par value. Authorized 24,655,000 shares;
issued and outstanding 14,579,496 and 14,568,696 shares, respectively	8,747,698	8,741,217
Class B common stock, $0.60 par value. Authorized 145,000 shares;
none issued or outstanding	-	-
Additional paid-in capital	82,262,028	81,939,211
Retained earnings	40,141,298	38,030,943
Total Consolidated Water Co. Ltd. stockholders' equity	131,170,391	128,724,827
Non-controlling interests	1,770,030	1,556,529
Total equity	132,940,421	130,281,356
Total liabilities and equity	$146,223,204	$160,859,431

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Retail water revenues	$5,869,254	$6,554,876	$12,435,382	$12,928,391
Bulk water revenues	10,212,669	7,774,643	20,281,886	14,941,480
Services revenues	148,856	506,353	242,238	872,621
Total revenues	16,230,779	14,835,872	32,959,506	28,742,492

Cost of retail revenues	2,885,657	3,072,727	5,928,405	5,953,601
Cost of bulk revenues	7,868,487	6,330,567	15,523,939	11,932,934
Cost of services revenues	71,225	181,373	153,903	354,196
Total cost of revenues	10,825,369	9,584,667	21,606,247	18,240,731

Gross profit	5,405,410	5,251,205	11,353,259	10,501,761

General and administrative expenses	3,442,283	3,180,879	6,956,968	6,973,294
Income from operations	1,963,127	2,070,326	4,396,291	3,528,467

Other income (expense):
Interest income	235,460	314,292	450,890	661,951
Interest expense	(206,815)	(343,913)	(590,450)	(694,285)
Other income	44,032	77,593	155,167	141,544
Equity in earnings of OC-BVI	44,823	88,978	101,761	632,472
Other income (expense), net	117,500	136,950	117,368	741,682

Net income	2,080,627	2,207,276	4,513,659	4,270,149
Income attributable to non-controlling interests	123,135	277,614	213,501	347,477
Net income attributable to Consolidated Water Co. Ltd. stockholders	$1,957,492	$1,929,662	$4,300,158	$3,922,672

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.13	$0.13	$0.29	$0.27
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.13	$0.13	$0.29	$0.27
Dividends declared per common share	$0.075	$0.075	$0.150	$0.150

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,579,496	14,558,937	14,574,689	14,557,606
Diluted earnings per share	14,603,852	14,595,085	14,598,054	14,597,043